PLAN OF REORGANIZATION AND ACQUISITION
BY WHICH
DP CHARTERS, INC.
(A NEVADA CORPORATION)
SHALL ACQUIRE
OMNITRIX TECHNOLOGIES, INC.
(A DELAWARE CORPORATION)

I. Recitals 2

A. the parties to this plan 2

1. DP Charters, Inc. 2

2. Omnitrix Technologies, Inc. 2

B. The Capital of the Parties: 2

1. The Capital of DPI. 2

2. The Capital of OTI. 2

C. The Background for the Acquisition: 2

D. Transaction Descriptive Summary: 2

E. Conditions Precedent to Closing. 2

1. Shareholder Approval. 2

2. Board of Directors. 3

3. Due Diligence Investigation. 3

4. The rights of dissenting shareholders, 3

5. All of the terms, covenants and conditions 3

6. The representations and warranties 3

F. Conditions Concurrent to Closing

1. Share Cancellation. 3

2. Assets and Liabilities. 3

II. Plan of Acquisition 4

A. Reorganization and Acquisition: 4

1. Effective Date: 4

2. Surviving Corporations 4

3. Rights of Dissenting Shareholders: 4

4. Service of Process: 4

5. Surviving Articles of Incorporation: 4

6. Surviving By-Laws: 4

7. Conversion of Outstanding Stock: 4

8. Further Assurance, Good Faith and Fair Dealing: 4

B. General Mutual Representations and Warranties. 5

1. Organization and Qualification. 5

2. Corporate Authority. 5

3. Ownership of Assets and Property. 5

4. Absence of Certain Changes or Events. 5

5. Absence of Undisclosed Liabilities. 6

6. Legal Compliance. 6

7. Legal Proceedings. 6

8. No Breach of Other Agreements. 6

9. Capital Stock. 6

10. Brokers' or Finder's Fees. 7

C. Miscellaneous Provisions 7

D. Termination. 8

THIS PLAN OF REORGANIZATION AND ACQUISITION is made and dated this day of January 21, 2002 by and between the above referenced corporations, and shall become effective on "the Effective Date" as defined herein.

I. RECITALS

A. THE PARTIES TO THIS PLAN

1. DP CHARTERS, INC. ("DPI"), is Nevada corporation, duly incorporated in Nevada on December 18, 1997, and currently in good standing.

2. OMNITRIX TECHNOLOGIES, INC. ("OTI") is a Delaware corporation, duly incorporated in Delaware on July 28, 1999, and currently in good standing.

B. THE CAPITAL OF THE PARTIES:

1. THE CAPITAL OF DPI. The Capital of DPI consists of 100,000,000 shares of common voting stock of $0.001 par value authorized, of which 84,497,075 shares are issued and outstanding; before cancellation and issuance of shares as provided herein. There are no other classes of securities issued or outstanding.

2. THE CAPITAL OF OTI. The capital of OTI consists of 13,000,000 authorized shares, of which 10,000,000 shares are common stock and 3,000,000 shares are Preferred-A stock, both of par value $$0.001 par value. 1,470,834 shares of common stock and 1,129,063 shares of Preferred-A stock are issued and outstanding. There are no other classes of securities issued or outstanding.

C. THE BACKGROUND FOR THE ACQUISITION: DPI desires to acquire OTI and the shareholders of OTI wish to be acquired by a public company.

D. TRANSACTION DESCRIPTIVE SUMMARY: DPI would acquire all of the capital stock of OTI for 10,000,000 (Ten Million) new investment Shares of DPI common stock. The parties intend that the transaction qualify and meet the Internal Revenue Code requirements for a tax free reorganization, as provided in Internal Revenue Code (IRC) sections 354 and 368.

E. CONDITIONS PRECEDENT TO CLOSING.

1. SHAREHOLDER APPROVAL. Each corporate party shall have secured shareholder approval for the transaction, in accordance with the laws of its place of incorporation and its constituent documents.

2. BOARD OF DIRECTORS. The Boards of Directors of each corporate party shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

3. DUE DILIGENCE INVESTIGATION. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete this Plan of Reorganization as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The Due Diligence period, for purposes of this paragraph, shall expire on a date determined by the parties;

4. THE RIGHTS OF DISSENTING SHAREHOLDERS, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with this Plan of Reorganization and Acquisition;

5. ALL OF THE TERMS, COVENANTS AND CONDITIONS of this Plan of Reorganization and Acquisition to be complied with or performed by each party for Closing shall have been complied with, performed or waived in writing; and

6. THE REPRESENTATIONS AND WARRANTIES of the parties, contained in this Plan of Reorganization and Acquisition, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a corporate certificate, of a director of each party, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

F. CONDITIONS CONCURRENT TO CLOSING.

1. SHARE CANCELLATION. Immediate upon or prior to the Closing, DPI shall have accepted the cancellation of 74,050,977 shares, such that DPI shall have no more than 10,446,098 issued and outstanding, before the issuance of new shares as provided herein.

2. ASSETS AND LIABILITIES. DPI shall have substantially no assets and no liabilities at the time of Closing, except for expenses in connection with this transaction not to exceed $50,000.

II. PLAN OF ACQUISITION

A. REORGANIZATION AND ACQUISITION: DP Charters, Inc. and Omnitrix Technologies, Inc. are hereby reorganized, such that DPI shall acquire all the capital stock of OTI, and OTI shall become a wholly-owned subsidiary of DPI.

1. EFFECTIVE DATE: This Plan of Reorganization and Acquisition shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and the time of such effectiveness shall be called "The Effective Date" hereof. The Effective Date shall be no sooner than 30 days after filing of the Preliminary Information Statement pursuant to 14(c) of the Security Exchange of 1934. The Preliminary Information Statement shall on or about February 1, 2002 and only after execution of this agreement.

2. SURVIVING CORPORATIONS: The both corporations shall survive the Reorganization herein contemplated and shall continue to be governed by the laws of its respective State of Incorporation.

3. RIGHTS OF DISSENTING SHAREHOLDERS: Each party is the entity responsible for the rights of its own dissenting shareholders, if any.

4. SERVICE OF PROCESS: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition.

5. SURVIVING ARTICLES OF INCORPORATION: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

6. SURVIVING BY-LAWS: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

7. CONVERSION OF OUTSTANDING STOCK: Forthwith upon the effective date hereof, DPI shall issue 10,000,000 (Ten Million) new investment Shares of DPI common stock to or for the shareholders of OTI, as follows:

(a) To the Preferred Shareholders of OTI 8,529,166

(b) To the Common Shareholders of OTI 1,470,834

Total 10,000,000

8. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and to do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each others shareholders.

B. GENERAL MUTUAL REPRESENTATIONS AND WARRANTIES. The purpose and general import of the Mutual Representations and Warranties, made as of the Effective Date, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct

1. ORGANIZATION AND QUALIFICATION. Each Corporation warrants and represents that it is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

2. CORPORATE AUTHORITY. Each Corporation warrants and represents that it has Corporate Authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

3. OWNERSHIP OF ASSETS AND PROPERTY. Each Corporation warrants and represents that it is has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

4. ABSENCE OF CERTAIN CHANGES OR EVENTS. Each Corporation warrants and represents that there are no material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable; Specifically,

(a) the business of each Corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(b) Neither Corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as may be set forth herein, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property;

(c) Neither Corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(e) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

5. ABSENCE OF UNDISCLOSED LIABILITIES. Each Corporation warrants and represents specifically that it has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

6. LEGAL COMPLIANCE. Each Corporation shall comply with all Federal, state, local and other governmental (domestic or foreign) laws, statues, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

7. LEGAL PROCEEDINGS. Each Corporation warrants and represents that there are no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

8. NO BREACH OF OTHER AGREEMENTS. Each Corporation warrants and represents that this Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

9. CAPITAL STOCK. Each Company warrants and represents that the issued and outstanding share and all shares capital stock of such corporation, is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquired further shares of such Corporation.

10. BROKERS' OR FINDER'S FEES. Each Corporation warrants and represents that is aware of no claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

C. MISCELLANEOUS PROVISIONS

1. Except as required by law, no party shall provide any information concerning the subject transaction or any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.

2. This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

3. The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

4. If any provision of this Letter Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

5. No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

6. The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of California, with due regard and respect for the Corporate Laws of Nevada. Nothing contained herein is intended to disparage the corporate governance laws for the places of incorporation of the parties.

D. TERMINATION. This Plan of Reorganization and Acquisition may be terminated by written notice: At any time prior to closing, whether before or after approval by the shareholders of either or both; (i) by mutual consent; or (ii) by either party, in the event that the transaction represented by this present Plan of Reorganization and Acquisition has not been implemented and approved by the proper governmental authorities 120 days from the of this Agreement. In the event that termination of this Plan of Reorganization and Acquisition by either or both, as provided above, this Plan of Reorganization and Acquisition shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

THIS PLAN OF REORGANIZATION AND MERGER is executed on behalf of each

Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

DP CHARTERS, INC. by
/s/ William Stocker
William Stocker
Attorney, Custodian - President

OMNITRIX TECHNOLOGIES, INC. by
/s/ Robert Cross
Robert Cross
CEO/President